Exhibit 99.01

[VERITAS LOGO]	NEWS

VERITAS Software Corporation 350 Ellis Street
Mountain View, CA 94043
(650) 527-8000

VERITAS to Acquire E-mail Archiving Leader KVS

Accelerates VERITAS leadership in key growth market

MOUNTAIN VIEW, Calif. – August 31, 2004 – VERITAS Software Corporation (Nasdaq: VRTS) today announced it has entered into a definitive agreement to acquire KVault Software Limited (KVS), the worldwide leader in e-mail archiving software, in an all-cash transaction valued at approximately US$225 million. With the addition of KVS, VERITAS will have the ability to offer customers industry-leading software to store, manage, backup and archive corporate e-mail and data, enabling organizations to quickly address regulatory compliance while driving down storage management costs. VERITAS will host a press conference via webcast beginning at 9:00 a.m. Eastern time today to discuss the acquisition at www.veritas.com.

VERITAS is the industry’s leading provider of software for non-array based storage management, backup and recovery1 and KVS is the industry’s leading provider of e-mail archiving software2. With more than 1.7 million seats, privately-held KVS is the only provider listed as a leader in analyst firm Gartner’s e-mail archiving Magic Quadrant2. Through the acquisition of KVS, VERITAS will extend its leadership position in the storage software market by offering industry leading products for storage, management, backup and archiving of all types of corporate information. Gartner projects e-mail archiving to grow at a 57 percent compound growth rate through 20073.

KVS software allows policy-based archiving of business critical information held within Microsoft Exchange, Microsoft SharePoint, Microsoft Office and file systems. Archiving infrequently accessed information with KVS software enables organizations to more easily manage storage growth in their e-mail environments while reducing associated hardware and management costs. Most importantly, KVS archiving and indexing simplifies the process of search and discovery. In the event of a regulatory inquiry, administrators can quickly discover and deliver items of interest in a fully automated fashion, minimizing disruption to the business.

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VERITAS Software

“By helping improve the availability and performance of Microsoft Exchange and driving down storage costs, KVS will add another strategic component to the VERITAS utility computing portfolio” said Gary Bloom, chairman, president and CEO of VERITAS Software. “With growing regulatory requirements, customers need solutions that allow them to quickly discover specific information whether it’s in email or personal documents. With the addition of KVS, we can deliver customers the market leading software for storing, managing, backing up and archiving all their information.”

“VERITAS and KVS both have a strong track-record for providing independent, market-leading software. This synergy of customers, market penetration and partners will provide a logical and exciting opportunity to accelerate KVS momentum in the market,” said Mike Hedger, CEO, KVS. “We share common visions and the combination of our two companies will bring tremendous benefit to our customers.”

VERITAS expects to complete the acquisition by the end of September, at which time the KVS team of approximately 200 employees worldwide will operate as a separate unit under the leadership of the current KVS management team. Building on KVS’ 2003 revenues of $23 million, VERITAS expects the transaction to be accretive to the company’s earnings within 12 to 18 months.

About KVS

KVS is the leading provider of content archiving software, and was one of the first companies to identify the need to address the issues resulting from the explosive growth of information in messaging and collaborative systems. From legal/regulatory compliance and risk mitigation to infrastructure and migration challenges, KVS brings industrial strength to email and collaboration systems by delivering content archiving solutions that protect and prevent a company’s intellectual capital from becoming lost or dormant. The company’s flagship product, Enterprise Vault® reduces storage costs, simplifies the management and enables the discovery of content held within Microsoft Exchange, SharePoint and FileSystems. KVS is an international software company with offices in the UK, US, Benelux, France, Germany, and Australia. Further details can be found at www.kvsinc.com.

VERITAS Software

About VERITAS Software

VERITAS Software, one of the 10 largest software companies in the world, is a leading provider of software to enable utility computing. In a utility computing model, IT resources are aligned with business needs, and business applications are delivered with optimal performance and availability on top of shared computing infrastructure, minimizing hardware and labor costs. With 2003 revenues of $1.75 billion, VERITAS delivers products for data protection, storage & server management, high availability and application performance management that are used by 99 percent of the Fortune 500. More information about VERITAS Software can be found at www.veritas.com.

1.	Gartner: Market Share: Storage Management Software, Worldwide, 2003; April 2004

2.	Gartner: Magic Quadrant for E-Mail Active-Archiving Products, 2003; November 2003

3.	Gartner: Forecast: Storage Management Software, Worldwide, 2001-2008; April, 2004

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For More Information Contact:
Andrew McCarthy, Corporate Communications, VERITAS Software
(650) 527-3183, andrew.mccarthy@veritas.com

Kelly Schwager, Corporate Communications, VERITAS Software
(650) 527-3438, kelly.schwager@veritas.com

Renee Budig, VERITAS Software
(650) 527-4047, renee.budig@veritas.com

This press release includes estimates and forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including forward-looking statements regarding the completion and timing of the acquisition and the strategic, competitive and financial impacts of the acquisition to the company. These forward-looking statements involve a number of risks and uncertainties, including the risk that we will not complete the acquisition due to the failure to satisfy closing conditions under the acquisition agreement, including the procurement of consents and governmental approvals; the risk that we will not maintain or increase market acceptance of the products and services of KVS; the risk that we will not successfully integrate acquired technologies into current or future product offerings of the company; the risk that we will not maintain or increase the quality of the end-user customer and partnering relationships of KVS; and the risk that we will not successfully integrate KVS into our existing business, that could cause the actual results we achieve to differ materially from such forward-looking statements. For more information regarding potential risks, see the “Factors that May Affect Future Results” section of our most recent report on Form 10-K and Form 10-Q on file with the SEC. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Copyright © 2004 VERITAS Software Corporation. All rights reserved. VERITAS and the VERITAS Logo are trademarks or registered trademarks of VERITAS Software Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.